Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2012 relating to the consolidated financial statements of Schweitzer-Mauduit International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the presentation of comprehensive income) and the effectiveness of Schweitzer-Mauduit International, Inc.'s internal control over financial reporting, appearing in the Annual Report on the Form 10-K of Schweitzer-Mauduit International, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

March 6, 2012
Atlanta, Georgia